EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF

CLOUDCOMMERCE, INC.

1. The name of the corporation is CloudCommerce, Inc., a Nevada corporation (the “Corporation”).

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation of the Corporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

This series of the Corporation’s Preferred Stock shall be designated "Series E Preferred Stock". The number of shares constituting the Series E Preferred Stock shall be Ten Thousand (10,000) shares. The total face value of this entire series is ONE Million Dollars ($1,000,000.00). Each share of Series E Preferred Stock shall have a stated face value of One Hundred Dollars ($100.00) (“Face Value”), and is convertible into shares of fully paid and non-assessable shares of common stock (“Common Stock”) of the Corporation in accordance with Section 3 below. The Series E Preferred Stock shall have the rights, preferences and privileges set forth below:

Section 1. Dividends. Except as required by applicable law, no dividends will be payable on the Series E Preferred Stock.

Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holder of each outstanding share of the Series E Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to One Hundred Dollars ($100.00) for each such share of the outstanding Series E Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared on the Series E Preferred Stock and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Corporation shall be distributed to the holders of Common Stock.

(a)       If the assets to be distributed pursuant to this Section 2 to the holders of the Series E Preferred Stock shall be insufficient to permit the receipt by such holders of the full preferential amounts aforesaid, then all of such assets shall be distributed among such holders of Series E Preferred Stock ratably in accordance with the number of such shares then held by each such holder.

Section 3. Conversion. The Series E Preferred Stock shall be subject to conversion into Common Stock upon the following terms and conditions:

(a)	Timing and Mechanics of Conversion.
Beginning twelve (12) months after issuance, the Holder may convert shares of Series E Preferred Stock held by such Holder into shares of Common Stock. The conversion price shall be $0.05 per share (the “Conversion Price”), subject to adjustments described in Section 3. The number of shares of Common Stock receivable upon conversion of one share of Series E Preferred Stock equals the Face Value divided by the then Conversion Price. A conversion notice (the “Conversion Notice”) may be delivered to Corporation by method of Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Holder. If no objection is delivered from the Corporation to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 48 hours of delivery of the Conversion Notice, the Corporation shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Corporation shall deliver the shares of Common Stock from any conversion to the Holder within three (3) business days of Conversion Notice delivery. If the Corporation is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, then upon request of the Holder and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Corporation shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System (“DRS”).

(b)

Limitation of Conversions. In no event shall the Holder be entitled to convert any Series E Preferred Stock, such that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series E Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of Series E Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(c)

Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Corporation at any time after the first issuance of a share of the Series E Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

(d)

Adjustments for Reclassifications and Certain Reorganizations. In case the Corporation at any time after the first issuance of a share of the Series E Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Corporation is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series E Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series E Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(e)

Fractional Shares. No fractional shares of the Common Stock shall be issuable upon the conversion of shares of the Series E Preferred Stock and the Corporation shall pay the cash equivalent of any fractional share upon such conversion.

Section 4. Notices. Any notice required by the provisions of this Certificate of Designation to be given to holders of shares of the Series E Preferred Stock shall be deemed given three days following the date on which mailed by certified mail, return receipt requested, postage prepaid, addressed to such holder at the address last appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 5. Voting Rights. Except as required by law or as specifically provided herein, the Holders of Series E Preferred shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting); provided, however, that each Holder of outstanding shares of Series E Preferred shall be entitled, on the same basis as holders of Common Stock, to receive notice of such action or meeting.

Section 6. Protective Provisions. So long as any shares of the Series E Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock voting together as one class alter or change the rights, preferences or privileges of the shares of the Series E Preferred Stock so as to affect materially and adversely such shares; or

The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

Section 7. Redemption. To the extent it may lawfully do so, the Corporation may, at its sole discretion, redeem any or all shares of the then outstanding shares of Series E Preferred Stock after the fifth anniversary of the original issuance date (the “Redemption Date”).

(a)	The Corporation shall effect any such redemption by paying in cash in exchange for the shares of Series E Preferred to be redeemed a sum equal to 120% of the original face value of the Series E Preferred Stock purchased by such Holder plus accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series E Preferred is hereinafter referred to as the “Redemption Price”, and the date of such payment is hereinafter referred to as the “Redemption Date.” At least thirty (30) days but no more than sixty (60) days prior to a Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holder(s) of Series E Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. Within three (3) days of receiving a Redemption Notice, holder shall elect to either (a) accept cash payment or (b) convert any part of the Series E Preferred Stock into shares of Common Stock, pursuant to Section 3 above. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available, but no longer than ninety (90) days.

(b)	On or after a Redemption Date, each holder of shares of Series E Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series E Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series E Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series E Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

Section 8. Status of Converted Stock. In the event any shares of the Series E Preferred Stock shall be converted pursuant to Section 3 above, the shares so converted shall be cancelled and shall revert to the Corporation's authorized but unissued Preferred Stock.

Section 9. Transferability. This Series E Preferred Stock shall be transferable and may be assigned by the Holder, to anyone of its choosing without Corporation’s approval subject to applicable securities laws. Lender covenants not to engage in any unregistered public distribution of the Series E Preferred Stock when making any assignments.

Section 10. Notices. Any notice required hereby to be given to the holders of shares of the Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 11. Public Disclosure. The Corporation and the Holder agree not to issue any public statement with respect to the Holder’s investment or proposed investment in the Corporation’s Series E Preferred Stock, or the terms of any agreement or covenant without the other party’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

Section 12. Status of Series E Preferred Stock. Dividends, if any, on the Series E Preferred Stock will be junior to dividends on any series or class of outstanding Series A, B, C, or D Preferred Stock (“Senior Stock”) and if at any time any dividend on Senior Stock is in default, the Corporation may not pay any dividend on the Series E Preferred Stock until all accrued and unpaid dividends on the Senior Stock for all prior periods and the current period are paid or declared and set aside for payment. The Series E Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Corporation’s Junior Stock, and no dividend may be paid on, and no purchase, redemption or other acquisition may be made by the Corporation of, any Junior Stock unless all accrued and unpaid dividends on the Series E have been paid. As used herein “Junior Stock” shall mean any class or series of capital stock of the corporation raking junior to the Series E Preferred Stock in respect of the right to receive dividends and/or assets upon the liquidation dissolution or winding up of the affairs of the Corporation.

Section 12. Miscellaneous.

(a)       The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)       Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)       Except as may otherwise be required by law, the shares of the Series E Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

(d)       Notwithstanding anything to the contrary herein, with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series E Preferred Stock shall rank junior to all outstanding shares of Series A and B, C and D Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this Nov. 15, 2017.

CLOUDCOMMERCE, INC.

By: ______________________

Name: Andrew Van Noy
Title: President and Chief Executive Officer

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